Exhibit 5

February 9, 2001

Airborne, Inc.
3101 Western Avenue
Seattle, Washington 98111

Re:Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Airborne, Inc. (the "Company") in connection with the preparation of its Registration Statement
on   Form  S-8  (the  "Registration  Statement")  under   the
Securities  Act  of 1933, as amended (the "Act"),  which  the
Company   will   file  with  the  Securities   and   Exchange
Commission, with respect to an aggregate of 200,000 shares of
Common  Stock  of  the Company (the "Shares")  issuable  upon exercise  of  options  granted or to  be  granted  under  the
Company's 2000 Director Stock Option Plan (the "Plan").

We  have  examined the Registration Statement and such  other
documents  and  records  as  we  have  deemed  relevant   and
necessary for the purpose of this opinion.

Based  upon  and  subject to the foregoing,  we  are  of  the opinion  that the Shares issuable under the Plan  will,  upon due  execution  by  the Company and the registration  by  its registrar  of  the certificates for the Shares  and  issuance thereof  by  the  Company and receipt by the Company  of  the consideration therefor in accordance with the  terms  of  the
Plan, be validly issued, fully paid and nonassessable.

We note that a member of our firm serves as an officer and/or director of certain of the Company's subsidiaries.

We hereby consent to the filing of this opinion as an exhibit to  the Registration Statement. In giving such consent, we do not  admit  that  we  are in the category  of  persons  whose consent is required under Section 7 of the Act.

Very truly yours,

/s/Frank C. Woodruff

Frank C. Woodruff
     of
RIDDELL WILLIAMS P.S.